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PROSPECTUS SUPPLEMENT (To prospectus dated May 20, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-174268

KfW, Frankfurt/Main, Federal Republic of Germany

Information Relating to Global Notes Denominated in Currencies
other than U.S. Dollars, Euro or Canadian Dollars

(Represented by One Global Certificate)

Prospectus Supplement dated May 20, 2011

INFORMATION RELATING TO GLOBAL NOTES DENOMINATED IN CURRENCIES OTHER THAN
U.S. DOLLARS, EUROS OR CANADIAN DOLLARS

        The following description will apply to certain notes denominated in a currency other than U.S. dollars, euros or Canadian dollars offered by KfW's prospectus dated May 20, 2011, which will be represented by one permanent global certificate without interest coupons (referred to herein as the "notes" and in the prospectus as the "securities"). If and to the extent that the pricing supplement relating to any issue of notes contains terms that are different from the general terms set forth herein, the terms described in that pricing supplement will apply with respect to that issue of notes and supersede the information set forth herein. This description supplements and, if inconsistent, replaces the general description of KfW's debt securities in the prospectus dated May 20, 2011.

 DESCRIPTION OF THE NOTES

General Provisions

        Principal Amount and Denomination.    The notes will be issued in the aggregate principal amount specified in the applicable pricing supplement, divided into the appropriate number of notes in the principal amount as is specified in the applicable pricing supplement, which will rank equally among themselves.

        Global Certificates, Notes and Form.    The notes will be represented by one or more permanent global certificates without interest coupons, which will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for The Depository Trust Company, New York, also known as DTC, until all our obligations under the notes have been satisfied. The global certificates (as defined under "Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agent") will be in registered form in the name of Cede & Co., as nominee of DTC, recorded in a register kept by the registrar (as defined under "Clearing and Settlement—Certification and Custody; Appointment of Registrar and Paying Agent"). The global certificates will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each global certificate will be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent (as defined under "—Registrar and Paying Agent"). Definitive certificates representing individual notes and interest coupons will only be issued in the limited circumstances described under "Clearing and Settlement—The Clearing Systems—DTC."

        Transfers.    The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under "Clearing and Settlement—Transfers."

Status

        The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

        Interest Rate and Due Dates.    Unless otherwise specified in the applicable pricing supplement, the notes will bear interest at the rate per year set forth in that pricing supplement as from the closing date or such other date as is set forth therein. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable in two equal semi-annual installments in arrears on the interest payment dates specified in the applicable pricing supplement, or as is otherwise set forth in that pricing supplement. The first interest payment will be due on the first interest payment date specified in the applicable pricing supplement and will be made for the period commencing on the closing date or such other date as is specified in the applicable pricing supplement (inclusive) and ending on the first interest payment date specified in the applicable pricing supplement (exclusive).

        Late Payment.    Should we fail to redeem the notes on the due date therefor, interest on the notes shall, subject to the provisions with respect to business days (as defined under "—Payments—Business Days"), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year.

        Accrued Interest.    Whenever it is necessary to compute any amount of accrued interest for a period of other than a full year (other than with respect to semi-annual interest payments), such interest shall be calculated, if the denomination currency is Japanese yen, on the basis of the actual number of days in the period divided by 365 (known as the "Actual/365 (fixed) Method"), and if the denomination currency is any other currency, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, or on such other day count convention as is set forth in the applicable pricing supplement.

Maturity; Early Redemption; Repurchase

        Maturity.    The notes shall be redeemed at par on the maturity date set forth in the applicable pricing supplement. Subject to the provisions with respect to termination for default set forth under "—Termination for Default," neither we nor any noteholder shall be entitled to redeem the notes before their stated maturity.

        Early Redemption.    If specified in the applicable pricing supplement, the notes may be redeemed, in whole but not in part, on the early redemption date or dates as set forth in the applicable pricing supplement, at our option upon prior written notice of no less than the early redemption notice period set forth in the applicable pricing supplement, at the redemption price set forth in that pricing supplement (being equal to a percentage of the principal amount of the notes), at par together with interest accrued to, but excluding, the applicable early redemption date, or at any other redemption price set forth in the applicable pricing supplement.

        If notes will be redeemable at our option, we may choose to redeem the notes at any time, especially when prevailing interest rates are relatively low. As a result, redemption may adversely affect your return on the notes as you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

        Repurchase.    We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our own discretion, be held or surrendered to the paying agent for cancellation.

 Payments

        Payments.    Payments of principal of, and interest on, the notes shall be made on the relevant payment date (see "—Payment Date and Due Date") to, or to the order of, the person registered at the close of business on the relevant record date (see "—Record Date") in the register kept by the registrar in U.S. dollars or the denomination currency as set forth below.

        Any noteholder shall receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in the denomination currency in accordance with the procedures set out below. To the extent that a noteholder shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such noteholders in respect of any such payment (the "denomination currency conversion amount") shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to the registered holder of the global certificates for payment through DTC's settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the paying agent's bid quotation, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the paying agent of the denomination currency conversion amount with U.S. dollars for settlement on such payment date. "Conversion business day" means a day which is a New York business day, a Frankfurt business day and a business day in the principal financial center of the country issuing the denomination currency (as defined under "—Business Days"). If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the denomination currency conversion amount will be made in the denomination currency to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent shall bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

        Any noteholder may elect to receive payment of principal and interest with respect to the notes in the denomination currency by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such noteholder's election to receive all or a portion of such payment in the denomination currency and (ii) wire transfer instructions to a denomination currency account. Such election in respect of any payment shall be made by the noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC's notification of such election, wire transfer instructions and the amount payable in the denomination currency pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under "—Business Days") following the relevant record date (as defined under "—Record Date") in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see "—Payment Date and Due Date") for the payment of principal. Any payments under this paragraph in the denomination currency shall be made by wire transfer of same-day funds to denomination currency accounts designated by DTC.

        All payments made by or on behalf of us to, or to the order of, the registered holder of the global certificates at the close of business on the relevant record date shall discharge our liability under the notes to the extent of the sums so paid.

        Availability of Denomination Currency.    If we determine that any amount payable on a relevant payment date in the denomination currency is not available to us in freely negotiable and convertible funds for reasons beyond our control or that such denomination currency (or any successor currency to it provided for by law) is no longer used for the settlement of international financial transactions, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for denomination currency is (1) if available, the noon dollar buying rate in New York City for cable transfers for the denomination currency on the second business day prior to the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York or, (2) if such rate is not available, the foreign exchange rate for the denomination currency as determined by us in our equitable discretion.

        Record Date.    The record date for purposes of payments of principal and interest (see "—Payments") shall be, in respect of each such payment, the tenth New York business day prior to the relevant payment date (see "—Payment Date and Due Date").

        Business Days.    If any date for payment of principal or interest in the denomination currency in respect of any note to the registered holder of the global certificates is not a business day in the principal financial center of the country issuing the denomination currency (as defined herein), such payment will not be made until the next following business day in the applicable principal financial center, and no further interest shall be paid in respect of the delay in such payment. If any date for payment of principal or interest in U.S. dollars in respect of any note to the registered holder of the global certificates is not a business day in the principal financial center of the country issuing the denomination currency or not a New York business day, such payment shall not be made until the next day which is both a business day in the applicable principal financial center and a New York business day and no further interest shall be paid in respect of the delay in such payment. "New York business day" means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. A "business day in the principal financial center of the country issuing the denomination currency" means any day (other than Saturday or Sunday) on which credit institutions are open for business in the capital city of the country issuing the specified currency; provided, however, that with respect to Australian dollars, New Zealand dollars, South African rand and Swiss francs, the principal financial center shall be Sydney, Auckland, Johannesburg and Zurich, respectively. A "Frankfurt business day" shall be any day (other than Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main.

        Payment Date and Due Date.    For the purposes of the terms and conditions of the notes, "payment date" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and "due date" means the interest payment date or the maturity date provided for in the applicable pricing supplement, without taking account of any such adjustment.

Taxes

        All payments by us in respect of the notes shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we shall not be required to pay any additional amounts in respect of the notes. There will be no "gross-up" provision.

Termination for Default

        Unless otherwise specified in the applicable pricing supplement, any noteholder may, through DTC, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we shall fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due shall cease if we have made payment to, or to the order of, the registered holder of the global certificates before the noteholder has exercised such right. Any notice declaring notes due shall be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder's custodian as set forth under "—Governing Law; Jurisdiction; Enforcement; Language—Enforcement." Definitive certificates representing individual notes and interest coupons will not be issued in the event of a default.

 Registrar and Paying Agent

        We will appoint DBTCA as initial registrar (the "registrar") and paying agent, and, to the extent required by law, Deutsche Bank Aktiengesellschaft, Frankfurt am Main ("Deutsche Bank Frankfurt") as additional paying agent (DBTCA and, if applicable, Deutsche Bank Frankfurt in performing such function, the "paying agent"). We may at any time vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act (the "specified office"), provided that there shall at all times be a registrar and paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar or paying agent or in their specified offices by publication in the manner set forth under "—Notices."

        The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to the registered holder of the global certificates or to any noteholder.

Further Issues

        We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except that the date from which interest shall accrue may vary), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term "notes" shall, in the event of such increase, also include such additional notes.

Notices

        All notices regarding the notes shall be published (a) in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, if legally required, in the form of media determined by law in addition thereto, and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the first date of any such publication.

Governing Law; Jurisdiction; Enforcement; Language

        Governing Law.    The notes, both as to form and content, as well as our rights and duties and those of the noteholders, shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Any disposition of the notes, including transfers and pledges of notes, executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.

        Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

        Enforcement.    Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying an aggregate principal amount of notes credited on the date of such statement to such noteholder's securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, "custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which is a participant in DTC.

        Language.    The conditions are written in the English and German languages, with the English version controlling and binding.

CLEARING AND SETTLEMENT

        The information set forth below with respect to DTC, Euroclear (as defined below) or CBL (as defined below), which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager named in the applicable pricing supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.

 Certification and Custody; Appointment of Registrar and Paying Agent

        Clearing and settlement arrangements, including the existing links between Euroclear Bank SA/NV, as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, société anonyme, Luxembourg ("CBL") and the participation of these systems in DTC, will provide investors access to three major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates without interest coupons (the "global certificates") which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under "—The Clearing Systems—DTC." The global certificates, which are to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC ("DTC participants"). The notes are expected to be accepted for clearing and settlement through DTC on the closing date specified in the applicable pricing supplement. Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in Euroclear ("Euroclear participants") and customers of CBL ("CBL customers") are thus also represented by the global certificates.

        The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under "—The Clearing Systems—DTC."

        We will appoint DBTCA as initial registrar and paying agent, and to the extent required by law, Deutsche Bank Frankfurt as additional paying agent, as described in greater detail under the heading "Description of the Notes—Registrar and Paying Agent."

        Each issue of notes will be assigned an ISIN number, a CUSIP number, a common code and a WKN number, as set forth in the applicable pricing supplement.

Payments

        As described under "—Description of the Notes—Registrar and Paying Agent," DBTCA will act as our initial paying agent for the notes. Principal and interest payments on the notes will be made to the registered holder of the global certificates in U.S. dollars as set forth under "Description of the Notes—Payments." Any noteholder will receive payments of principal and interest in respect of the notes in U.S. dollars, unless such noteholder elects to receive payments in the denomination currency as set forth under "Description of the Notes—Payments." All payments duly made by or on behalf of us to, or to the order of, the registered holder of the global certificates, will discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under "—The Clearing Systems—DTC") to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to Euroclear and CBL participants.

Transfers

        Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, Euroclear and CBL.

The Clearing Systems

Overview

        Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the noteholders as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositories, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.

DTC

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants' accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

        Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner of notes in DTC is, in turn, to be recorded on the direct and indirect DTC participants' records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in certain limited circumstances set forth below.

        To facilitate subsequent transfers, all notes deposited by direct DTC participants with DTC are registered in the name of DTC's nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Payment of principal of and interest on the notes will be made to Cede & Co., or any other DTC nominee. DTC's practice is to credit direct DTC participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the notes to Cede & Co., or any other DTC nominee, is our and the paying agent's responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual notes are required to be printed and delivered.

CBL

        CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the clearing and settlement of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including euro. CBL provides to its customers, among other things, services for safekeeping, administration, clearing and settlement of internationally traded securities and securities lending and borrowing to CBL customers. CBL also deals with domestic securities markets in many countries through established depository and custodial relationships.

        CBL is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. CBL, as operator of a securities settlement system under Luxembourg law, is also supervised by the Central Bank of Luxembourg.

        CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

        Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL's rules and procedures.

Euroclear

        Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

        Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers may be Euroclear participants.

        Clearing and Settlement.    Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

        Initial Distribution.    Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the business day following the settlement date for value as of the settlement date.

        Secondary Market.    Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the notes offered herein.

        Custody.    Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the notes through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the notes through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

        Custody Risk.    Investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.

Global Clearing and Settlement Procedures

Initial Settlement

        Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Cross-border settlement procedures for the U.S. market will be followed for primary market purchasers which are Euroclear or CBL participants, and notes will be credited to their securities clearance accounts either on the issue date or on the settlement day following the relevant issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

Secondary Market

        Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Euroclear and CBL participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and CBL and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or CBL, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European clearing system by its U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depository to support settlement on its behalf by delivering or receiving interests in global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and CBL participants may not deliver instructions directly to the U.S. depositories of their respective clearing systems.

        Because of time zone differences, credits or notes received in Euroclear or CBL as a result of a transaction with a DTC participant will be dated either the same day or the business day following the DTC settlement date. Cash received in Euroclear or CBL as a result of sales of notes by or through a Euroclear or CBL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CBL cash account only as of the business day following settlement in DTC.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency Conversion

        Initial purchasers are required to pay for the notes in the denomination currency. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into the denomination currency to enable U.S. purchasers to pay for the notes in the denomination currency. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the notes. See also "—Foreign Exchange Exposure." For the specific payment procedures in connection with the payments to be made by us under the notes, see "Description of the Notes—Payments."

Foreign Exchange Exposure

        An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency"), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. These risks include, without limitation, the possibility of significant changes in the rate of exchange between the home currency and the denomination currency, and the possibility of the imposition or modification of foreign exchange controls with respect to the denomination currency. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the denomination currency against the relevant home currency could result in a decrease in the effective yield of the notes below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

        The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than your home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

 SUBSCRIPTION AND SALE

Subscription Agreement

        As specified in more detail in the applicable pricing supplement, we expect that the managers named in the applicable pricing supplement will agree with us, severally and not jointly, pursuant to a subscription agreement, to subscribe and pay for the notes according to the terms described in the applicable pricing supplement. We expect that the managers will commit to take and pay for all of the notes, if any are taken, under the terms and conditions of the subscription agreement. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.

Certain Selling Restrictions

        The notes shall only be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. Unless otherwise provided in the applicable pricing supplement, the following selling restrictions will apply to the notes.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), we expect that each manager will represent and agree not to make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State; whereby the expression an "offer of the notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        United Kingdom.    We expect that each manager will represent and agree that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        United States.    We expect that each manager will agree that in connection with any offering and distribution of the notes and the distribution of the prospectus and any other offering material relating to the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

        Japan.    We expect that each manager will acknowledge and agree that the notes have not been and will not be registered under the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended, the "Financial Instruments and Exchange Act") and that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Canada.    We expect that each manager will represent and agree that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager is further expected to represent and agree that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each manager is also expected to represent and agree that it will send to any dealer who purchases from it any notes a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such notes a notice to the foregoing effect.

        Hong Kong.    We expect that each manager will represent and agree that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong ("CO") or (iii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) ("SFO") and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a "prospectus" within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made under the SFO.

        Public Offer.    We expect that each manager will acknowledge that (other than in the United States) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of the prospectus or any other offering material relating to the notes, in any jurisdiction where action for those purposes is required. Each manager is expected to comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes the prospectus or any other offering material relating to the notes and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of the prospectus or any other offering material relating to the notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

        Conditions.    We expect that the subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may have the right, after consultation with us, to terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

        No Established Trading Market.    The notes will be a new issue of securities with no established trading market. We expect that application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeur mobilières dated July 10, 2005 (Luxembourg Prospectus Act). We expect that the managers will intend to make a market in the notes. The managers may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

        Stabilization.    In connection with this offering of notes, we may appoint a stabilization manager. The stabilization manager or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The stabilization manager may also impose a penalty bid, which occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or any person acting for it has repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.

        These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

        It is expected that delivery of the notes will be made upon the instructions of the managers against payment on or about the date specified in the penultimate paragraph of the cover page of the applicable pricing supplement, which we expect to be later than the third New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to three days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle later than on the third New York business day following the date of pricing of the notes or any other day as specified in the applicable pricing supplement, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any day for which settlement within three New York business days would not be possible should consult their own advisors.